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                     December 12, 2022

       Johann Tse
       Chief Executive Officer
       Broad Capital Acquisition Corp
       5345 Annabel Lane
       Plano, TX 75093

                                                        Re: Broad Capital
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41212

       Dear Johann Tse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Debbie Klis, Esq.